Exhibit 10.11
December 9, 2010

Esther Lem

Dear Esther,

On behalf of Chegg (the “Company”), I am very excited to offer you the position of Chief Marketing Officer. Speaking for myself, as well as the Company’s Board of Directors (the “Board”), and the other members of the Company’s management team, we are all very impressed with you and what you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

The terms of your new position with the Company are as set forth below:

1.	Position.
You will become the Chief Marketing Officer of the Company, working out of the Company’s offices in Santa Clara, California. As the Company’s Chief Marketing Officer, you will perform the duties and responsibilities customary for such position and such other related duties as are assigned to you by the Company’s Chief Executive Officer. You will report to the Company’s Chief Executive Officer. While employed by the Company, except with the written approval of the Board, you will not actively engage in any other employment, occupation or consulting activity.

Start Date. You will commence this new position with the Company on no later than December 20, 2010.

2.	Compensation.
Base Salary. You will be paid a monthly salary of $20,833.33 minus applicable withholdings, which is equivalent to $250,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

Cash Bonus Program. You will be eligible for an annual cash bonus of up to 30% of your annual base salary by meeting performance objectives mutually agreed to by yourself and the Company’s Chief Executive Officer.

3.	Stock Options and Restricted Stock Units.
Initial Option Grant. In connection with the commencement of your services, the Company will recommend that the Board grant you an option to purchase 225,000 (two hundred twenty-five thousand) shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock of the Company on the date of the grant (the “Initial Option”). The Initial Option will vest and become exercisable, contingent on your continued employment with the Company on each respective vesting date, over a period of 4 years as follows: one year after the date on which you commence employment with the Company (the “Start Date”), 25% of the shares subject to the Initial Option will vest; thereafter, the remaining shares will vest on a monthly schedule of 1/36 of the total number of remaining unvested shares subject to the Initial Option upon the completion of each month of your continued employment with the Company. The Initial Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Option Plan and the Stock Option Agreement between you and the Company, which you will be required to execute as a condition of the grant.

Restricted Stock Unit Grant. In addition to the Initial Option, the Company will grant you 40,000 (forty thousand) restricted stock units (the “RSUs”). The RSUs shall vest as follows:

(i)     If the Company completes an initial public offering (“IPO”) on or before one year from your Start Date, the RSUs shall “vest” pursuant to the following schedule: 20% six (6) months after the IPO date, 20% twelve (12) months after the IPO date, 20% eighteen (18) months after the IPO date, 20% twenty four (24) months after the IPO date and 20% thirty (30) months after the IPO date.

(ii) If the Company does not complete an IPO within one year from your Start Date, the RSUs shall “vest” pursuant to the following vesting schedule: 20% twelve (12) months after your Start Date; 20% eighteen (18) months after your Start Date; 20% twenty-four (24) months after your Start Date; 20% thirty (30) months after your Start Date; and 20% thirty-six (36) months after your Start Date.

Subject to Paragraph 7 below, the Company shall distribute the “vested” RSUs to you on the earlier of (a) six months following an IPO or (b) upon a Change of Control (as defined below), whether such IPO or Change of Control occurs during your employment or following your termination or resignation.

Change of Control. “Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of the Company would be transferred by the holders of the Company’s outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of the assets of the Company; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty percent (50%) of the voting equity securities of the surviving corporation or its parent.

4.	Benefits.
Insurance Benefits. The Company will provide you with the standard medical and dental insurance benefits available to other employees of the Company.

5.	At-Will Employment.
Your employment with the Company shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without cause, as long as written notice is provided. The Company requests that you provide thirty (30) days written notice of your intention to resign. The “at-will” nature of your employment may only be changed by an express written agreement that is signed by you and by the Chief Executive Officer of the Company.

6.	Confidential Information and Invention Assignment Agreement.
As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company you will need to sign the Company’s standard “Employee Confidentiality Agreement” as a condition of your employment, a copy of which is enclosed.

7.	Section 409A.
To the extent (a) any payments or benefits to which you become entitled under this agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the tax code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the tax code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the tax code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph shall be paid to you in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

8.	No Inconsistent Obligations.
By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

We are all delighted to be able to extend this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and also sign the enclosed Employee Confidentiality Agreement, and return both to me. A duplicate original is enclosed for your records. This letter agreement, together with the Employee Confidentiality Agreement and any stock option and purchase agreements, sets forth our entire agreement and understanding regarding the terms of your employment with Company and supersedes any prior representations or agreements, whether written or oral (including that certain offer letter also dated as of the date hereof). This letter agreement may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you. This offer, if not accepted, will expire at close of business on December 13, 2010.

This offer is contingent on the successful completion of a background check and final reference checking and the approval of the Board.

Sincerely,

CHEGG, INC.

/S/ DAN ROSENSWEIG

Dan Rosensweig
Chief Executive Officer

Enc.    General Release Agreement
Employee Confidentiality Agreement

Agreed and Accepted December 13th, 2010

/S/ ESTHER LEM
Esther Lem